Exhibit 99.1

Traws Pharma Reports First Quarter 2025 Results and Business Highlights

FDA briefing document submitted April 24, 2025 in support of a meeting to align on pathway for tivoxavir marboxil (TXM, bird flu/seasonal flu) including potential for accelerated approval utilizing the “Animal Rule”

Additional briefing document in support of a meeting to align on ratutrelvir for COVID
- including Long COVID - to be submitted to regulatory authorities in Q2 2025

Cash runway to support planned operations into Q1 2026

NEWTOWN, PA, May 15, 2025 (GLOBE NEWSWIRE) – Traws Pharma, Inc. (NASDAQ: TRAW) (“Traws Pharma”, “Traws” or “the Company”), a clinical-stage biopharmaceutical company developing novel therapies to target critical threats to human health from respiratory viral diseases, today reported financial results for the quarter ended March 31, 2025 and provided recent business highlights, with updates to the Company’s investigational programs including lead product candidate, tivoxavir marboxil (TXM) in development for bird flu and seasonal flu, and ratutrelvir in development for acute treatment of COVID, with potential to prevent COVID-rebound and Long COVID.

“Traws continues to make excellent progress this year with its two proprietary, investigational oral, small molecule antivirals for bird flu/seasonal flu and COVID. Identifying opportunities to accelerate the path to approval is core to Traws’ strategy. We are preparing to interact with regulatory authorities in the coming months regarding both of our antiviral programs,” said Iain D. Dukes, D.Phil, Interim CEO of Traws Pharma. “We have submitted briefing materials to the FDA for our tivoxavir marboxil program, in preparation for a meeting to discuss the potential for accelerated approval under the FDA Animal Rule. In addition, Traws intends to seek regulatory input on the use of ratutrelvir in acute treatment/rebound prevention and Long COVID. We look forward to providing an update on our progress with these discussions over the next quarter.”

“Viral diseases are an important medical problem with high morbidity and mortality. The standard approach to viral disease has been vaccines. In my view, vaccine use is waning dramatically due to the fast development of resistance and potential regulatory hurdles for new approvals. Antiviral agents can be used to address an existing infection and virus spread, especially in cases where vaccines do not yet exist or are not sufficiently effective or utilized. We believe that Traws’ programs are each poised to make important progress in the coming months, supported by potent antiviral activity in well accepted preclinical tests and animal models, and promising pharmacokinetic profiles from Phase 1 studies, that could enable differentiated activity,” added Robert Redfield, MD, Chief Medical Officer at Traws Pharma and former Director of the U.S. Centers for Disease Control and Prevention (CDC) and Senior Visiting Fellow, Biosecurity and Public Health Policy, Asian Studies Center at the Heritage Foundation.

Recent Highlights and Anticipated Milestones:

Product Development

Tivoxavir Marboxil (TXM, Bird flu and seasonal flu)

A single-dose, investigational CAP-dependent endonuclease inhibitor

•	Intended Indication: Treatment or prevention of H5N1 bird flu and seasonal flu
•	U.S. Market Opportunity: Estimated to be a multi-billion dollar market opportunity, including, in the short-term, potential stockpiling[1,2]
•	Current Status: Preparations are underway to finalize the development plan and move forward on the path to approval
•	Recent Updates (including International Conference for Antiviral Research (ICAR 2025) data):
o	Briefing package submitted to FDA on April 24, 2025, for a meeting to discuss the potential for accelerated approval under the FDA Animal Rule, per a meeting request submitted March 21, 2025
o	Topline data from a non-human primate challenge study showed that a single, oral dose of TXM significantly reduced viral burden and pathology in the lung with no weight loss compared to untreated controls, two key measures of antiviral activity in preclinical flu models
o	Topline data from a ferret challenge study showed that a single, oral dose of TXM increased the proportion of surviving animals and lowered the viral burden and pathology in lungs and nasal tissues; ferrets are widely accepted as an animal model for evaluating influenza treatments
o	Phase 1 data showed that TXM maintained plasma blood levels above the EC90 for approximately three weeks after a single oral dose, with good overall tolerability; these data support the use of TXM as a single-dose treatment
•	Next Steps:
o	Bird flu: Provide an update on FDA discussions regarding the Animal Rule: Q2 2025
o	Bird flu/Seasonal flu: Finalize the development plan and move forward on the path to approval
o	Bird flu/Seasonal flu: Finalize formulation and CMC scale-up

Ratutrelvir (COVID)

A ritonavir-independent investigational oral Main protease (Mpro) inhibitor designed to be administered as a single dose, with potential for once-daily, 10-day dosing

•	Intended Indication: Treatment of acute COVID infection, with potential to reduce the risk of COVID rebound and Long COVID
•	U.S. Market Opportunity: Estimated to be a multi-billion dollar market opportunity[3,4]
•	Current Status: Preparations are underway for regulatory briefings and Phase 2 studies
•	Recent Updates (primarily from the International Conference for Antiviral Research (ICAR 2025)):
o	Preclinical studies of ratutrelvir show potent suppression of resistant virus
o	Pharmacokinetic (PK) results provide support for ratutrelvir as a ritonavir-independent agent based on data showing that drug metabolism is not induced by 10-days of treatment at 600 mg/day and that trough blood plasma levels are maintained at four times the EC90
o	Phase 1 data show good overall tolerability at all doses tested, with attractive (PK)
•	Next Steps:
o	Submit a briefing package to regulatory authorities in Q2 2025 for the use of ratutrelvir in acute treatment/rebound prevention and Long COVID

Legacy Programs: Traws is seeking partnership opportunities for its legacy oncology assets (narazaciclib and rigosertib)

Corporate Updates

Management Updates: Iain D. Dukes, D. Phil was named Interim CEO, following the retirement of Werner Cautreels, PhD, on March 31, 2025. With the expansion Dr. Dukes’ responsibilities, Jack Stover, an independent director, was named Chairman of Traws Board on April 15, 2025.

Financial Results:

Cash, cash equivalents and short-term investments: As of March 31, 2025, the Company had cash, cash equivalents, and short-term investments of approximately $15.9 million, compared to approximately $21.3 million as of December 31, 2024. The Company believes its cash and cash equivalents will be sufficient to support ongoing operations into Q1 2026.

Revenue for the quarter ended March 31, 2025, was $57 thousand, compared to $56 thousand for the comparable period in 2024.

Research and development (R&D) expense for the quarter ended March 31, 2025, totaled $2.5 million, compared to $1.9 million for the comparable period in 2024. This increase of $0.6 million primarily relates to an increase in expenses related to our virology programs, partially offset by a decrease in expenses related to the oncology program.

General and administrative (G&A) expense for the quarter ended March 31, 2025, totaled $2.8 million, compared to $3.4 million for the comparable period in 2024. This decrease of $0.6 million was primarily attributable to a decrease in consulting fees, partially offset by an increase in expenses attributable to severance expenses.

Net Income (loss): The net income for the quarter ended March 31, 2025 was $21.5 million, driven by the change in fair value of warrant liability of $26.5 million associated with the December 2024 financing. As a result, the net income for the quarter ended March 31, 2025 was $2.17 per basic common share and $2.09 per diluted common share. This compares to a net loss of $5.0 million, or a net loss of $5.92 per basic and diluted common share, for the quarter ended March 31, 2024.

Shares Outstanding: Traws had 5,564,315 shares of common stock outstanding as of May 13, 2025.

About Tivoxavir Marboxil

Tivoxavir marboxil (TXM) is an investigational oral, small molecule CAP-dependent endonuclease inhibitor designed to be administered as a single-dose for the treatment of bird flu and seasonal influenza. It has potent in vitro activity against a range of influenza strains in preclinical studies, including a human isolate of the highly pathogenic avian flu H5N1 (bird flu). Consistent, positive preclinical data from three animal species indicate that a single dose of TXM demonstrated a therapeutic effect against H5N1 bird flu. Seasonal influenza represents an estimated multi-billion dollar antiviral market opportunity, largely driven by global health organizations, practice guidelines and government tenders1,2, with upside potential from potential pandemic flu outbreaks including H5N1 bird flu. We believe that these data support further development of tivoxavir marboxil as a treatment for bird flu.

About Ratutrelvir

Ratutrelvir is an investigational oral, small molecule Mpro (3CL protease) inhibitor designed to be a broadly acting treatment for COVID-19 that is used without ritonavir. It has demonstrated in vitro activity against a range of COVID-19 strains. Preclinical and Phase 1 studies show that ratutrelvir does not require co-administration with a metabolic inhibitor, such as ritonavir, which could avoid ritonavir-associated drug-drug interactions5, and potentially enable wider patient use. Phase 1 data also show that ratutrelvir’s pharmacokinetic (PK) profile demonstrated maintenance of target blood plasma levels approximately 13 times above the EC50 using the target Phase 2 dosing regimen of 600 mg/day for ten days, which may also reduce the likelihood of clinical rebound and, consequently, reduce the risk for Long COVID6. Industry data indicate that COVID treatment represents a potential multi-billion dollar market opportunity3,4.

Source information:

1.	Per link
2.	TRAW data on file
3.	Pfizer.com 10K report 2024, Feb 27, 2025
4.	Merck & Co 10K, Feb 25 2025
5.	https://ascpt.onlinelibrary.wiley.com/doi/pdf/10.1002/cpt.2646
6.	Carly Herbert et al. (2025) Clinical Infectious Diseases. https://doi.org/10.1093/cid/ciae539

About Traws Pharma, Inc.

Traws Pharma is a clinical stage biopharmaceutical company dedicated to developing novel therapies to target critical threats to human health in respiratory viral diseases. Traws integrates antiviral drug development, medical intelligence and regulatory strategy to meet real world challenges in the treatment of viral diseases. We are advancing novel investigational oral small molecule antiviral agents that have potent activity against difficult to treat or resistant virus strains that threaten human health: bird flu and seasonal influenza, and COVID-19. Tivoxavir marboxil is in development as a single dose treatment for bird flu and seasonal influenza, targeting the influenza cap-dependent endonuclease (CEN). Ratutrelvir is in development as a ritonavir-independent COVID treatment, targeting the Main protease (Mpro or 3CL protease).

For more information, please visit www.trawspharma.com and follow us on LinkedIn.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, benefits, effectiveness, safety, and the clinical and regulatory plans for tivoxavir marboxil and ratutrelvir. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the success and timing of Traws’ clinical trials, Traws’ interactions with the FDA and similar foreign regulators, collaborations, market conditions, regulatory requirements and pathways for approval, the extent of the spread and threat of the bird flu, the ongoing need for improved therapy to reduce the frequency of clinical rebound and the concomitant risk for Long COVID, and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact:

Nora Brennan
Traws Pharma, Inc.
nbrennan@trawspharma.com

www.trawspharma.com

Investor Contact:

Bruce Mackle
LifeSci Advisors, LLC
646-889-1200
bmackle@lifesciadvisors.com

Traws Pharma, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$15,937,000	$21,338,000
Tax incentive and other receivables	1,654,000	1,765,000
Prepaid expenses and other assets	1,265,000	1,848,000
Total current assets	18,856,000	24,951,000
Property and equipment, net	9,000	10,000
Other assets	198,000	1,000
Total assets	$19,063,000	$24,962,000
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$7,656,000	$8,186,000
Accrued expenses and other liabilities	2,519,000	3,121,000
Deferred revenue	226,000	226,000
Total current liabilities	10,401,000	11,533,000
Deferred revenue, non-current	2,508,000	2,565,000
Warrant liabilities	154,000	42,494,000
Total liabilities	13,063,000	56,592,000

Stockholders’ equity (deficit):
Series C Preferred stock, $0.01 par value, 5,000,000 shares authorized, 7,440 shares issued and 7,398 shares outstanding at March 31, 2025 and December 31, 2024	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized, 5,075,390 and 3,650,731 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	50,000	36,000
Additional paid in capital	633,633,000	617,530,000
Accumulated deficit	(627,664,000)	(649,154,000)
Accumulated other comprehensive loss	(19,000)	(42,000)
Total stockholders’ equity (deficit)	6,000,000	(31,630,000)
Total liabilities and stockholders’ equity (deficit)	$19,063,000	$24,962,000

Traws Pharma, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue	$57,000	$56,000
Operating expenses:
Research and development	2,506,000	1,912,000
General and administrative	2,754,000	3,356,000
Total operating expenses	5,260,000	5,268,000
Loss from operations	(5,203,000)	(5,212,000)
Change in fair value of warrant liability	26,513,000	—
Other income, net	180,000	229,000
Net income (loss)	$21,490,000	$(4,983,000)
Net income (loss) attributable to common stockholders, basic and diluted	$15,083,000	$(4,983,000)
Weighted-average shares of common stock outstanding, basic	6,965,927	841,738
Net income (loss) per share of common stock, basic	$2.17	$(5.92)
Weighted-average shares of common stock outstanding, diluted	7,215,125	841,738
Net income (loss) per share of common stock, diluted	$2.09	$(5.92)
Net income (loss) attributable to Series C Preferred stockholders, basic and diluted	$6,407,000	$—
Weighted-average shares of Series C Preferred outstanding, basic and diluted	7,398	—
Net income (loss) per share of Series C Preferred, basic and diluted	$866.04	$—